Exhibit (g)(xii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg SK

                                  EXHIBIT C

                                CERTIFICATION

      The undersigned, C. Grant Anderson, hereby certifies that he or she is the duly elected and acting Assistant Secretary of RIGGS FUNDS, a Massachusetts business trust (the "Fund"), and further certifies that the following resolution was adopted by the Board of Trustees of the Fund at a meeting duly held on August 19, 1998, at which a quorum was at all times present and that such resolution has not been modified or rescinded and is in full force and effect as of the date hereof.

            RESOLVED, that The Bank of New York, as Subcustodian pursuant to a Custody Agreement between and among The Bank of New York, Riggs Bank, N.A. and the Fund dated June 8, 1998, (the "Custody Agreement") and Riggs Bank, as Custodian under the Custody Agreement, each is authorized and instructed on a continuous and ongoing basis until such time as it receives a Certificate, as defined in the Custody Agreement, to the contrary, to accept, utilize and act with respect to Clearing Member confirmations for Options and transaction in Options, regardless of the Series to which the same are specifically allocated, as such terms are defined in the Custody Agreement, as provided in the Custody Agreement.

      IN WITNESS WHEREOF, I have hereunto set my hand and the seal of RIGGS FUNDS, as of the 20th day of October, 1998.

                                    /S/ C. GRANT ANDERSON
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